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                                                                   Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                           EXCLUSIVE LICENSE AGREEMENT

                                     BETWEEN

               ENTERPRISE IRELAND (TRADING AS BIORESEARCH IRELAND)

                                       AND

                                 INHIBITEX, INC.

         This Exclusive License Agreement (the "Agreement") is made effective as of the last signature date below (the "Effective Date"), by and between Enterprise Ireland (trading as BioResearch Ireland), formerly Forbairt trading as BioResearch Ireland ("BRI") having its principal place of business at Glasnevin, Dublin 9, Ireland, and Inhibitex, Inc. ("Inhibitex"), having its principal place of business at 8995 Westside Parkway, Alpharetta, GA 30004 ("INHIBITEX").

                                   WITNESSETH

         WHEREAS, BRI in collaboration with Trinity College Dublin has identified, characterized or developed the use of certain surface binding proteins from bacteria and gene products thereof for pharmaceutical and diagnostic purposes, which are encompassed by the Licensed Technology and Licensed Patents;

         WHEREAS BRI is empowered to enter into license agreements with third parties and to grant rights for commercial exploitation of the Licensed Technology and Licensed Patents;

         WHEREAS, BRI is willing to grant a royalty bearing, worldwide, exclusive license to the Licensed Technology and Licensed Patents to Inhibitex on the terms set forth herein;

         WHEREAS, Inhibitex desires to obtain said exclusive license;

         WHEREAS Inhibitex and BRI entered into a first License Agreement effective March 1996, which was amended on December 6, 1996, February 21, 1997, July 1998 and November 1998; and

         WHEREAS Inhibitex and BRI desire to supersede the first License Agreement (as amended) in full with this Exclusive License Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and subject to the consideration herein, the receipt and sufficiency of which is hereby acknowledged:

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1.       DEFINITIONS

1.01 "LICENSED TECHNOLOGY" shall mean all inventions, conceptions, reductions to practice, patent filings, technology, methods, compounds, compositions, cell lines, biological materials, proteins, nucleic acids, know-how, information, documents, materials, tests, laboratory notebooks, computer data, and all improvements thereto, including confidential information, related to Staphylococcal surface proteins developed in partnership between BRI and Trinity College during the period of the Research and Development Agreement executed on February 22, 1996, and extensions thereof;and the 1999 Cooperative Research and Development Agreement executed at the time this Exclusive License Agreement is executed, and extensions thereof.

1.02 "LICENSED PATENTS" shall mean any U.S. or foreign patent application(s) filed for protection of LICENSED TECHNOLOGY; and any patent(s) issuing from the foregoing application(s); all applications and patents which correspond to or which claim priority under any application(s) or patent(s); any divisions, continuations, continuations-in-part, or continuing prosecution applications (CPAs), of such U.S. or foreign application(s); and all extensions, reissues, or reexaminations of any such patent(s). LICENSED PATENTS includes those patent filings listed in Attachment B. Attachment B will be amended annually on the anniversary of the Agreement to reflect additional filings.

1.03 "IMPROVEMENTS" shall mean all improvements, advancements, modifications, revisions, changes or alterations in or to the LICENSED TECHNOLOGY that are made or under the scope of the Research and Development Agreement executed on February 22, 1996, and extensions thereof; and the 1999 Cooperative Research and Development Agreement executed at the time this Exclusive License Agreement is executed, and extensions thereof.

1.04 "LICENSED PRODUCT" shall mean any product or part thereof, whose manufacture, sale or use would, but for the licenses granted herein, infringe a VALID CLAIM of the LICENSED PATENTS in the country for which such product or part is sold.

1.05 "NET SALES" shall mean the gross revenue received by INHIBITEX from the sale by INHIBITEX of LICENSED PRODUCTS to non-affiliate third parties, less (i) discounts actually allowed, (ii) credit for claims, allowances or returned products, (iii) prepaid freight, and (iv) taxes or other governmental charges added to the face of the invoice and actually paid by INHIBITEX. There shall be no imputed revenues for samples, free goods, or other marketing programs whereby LICENSED PRODUCTS are given away to induce sales of the LICENSED PRODUCTS.

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

1.06 "INHIBITEX" shall include any "Affiliate" thereof. An Affiliate of INHIBITEX shall mean any corporation or other business entity controlled by, controlling or under common control with INHIBITEX. For this purpose "control" means direct or indirect beneficial ownership of twenty percent (20%) of capital stock of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation. interests entitled to vote in the election of the corresponding managing authority).

1.07 "VALID CLAIM" shall mean a claim of an issued and unexpired patent included within the LICENSED PATENTS, which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. If a claim of an issued and unexpired patent within the LICENSED PATENTS is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competent jurisdiction, such claim shall be reinstated thereafter as a VALID CLAIM hereunder.

                                    (2) GRANT

2.01 Grant. Except as provided in paragraph 2.02, BRI hereby grants to INHIBITEX an exclusive, worldwide license under LICENSED TECHNOLOGY to make, have made, use, and sell the LICENSED PRODUCTS and otherwise exploit the LICENSED PATENTS and LICENSED TECHNOLOGY. Such license shall include the right to grant and authorize sublicenses of the same or lesser scope, to the end of the term of this Agreement, as prescribed in Article 3.

2.02 Reservation. BRI reserves an irrevocable, nonexclusive, royalty-free right to LICENSED TECHNOLOGY for academic, non-commercial research purposes.

                                 (3) SUBLICENSES

3.01 Sublicenses. INHIBITEX shall have the right to grant and authorize sublicenses consistent with this Agreement, provided that INHIBITEX shall be responsible for the contractual obligations of its sublicensee(s) relevant to this Agreement. All

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         sublicenses to Inhibitex affiliates must be approved by BRI, which approval will not be unreasonably withheld.

3.02 Reporting. INHIBITEX shall provide BRI with copies of all executed sublicenses and annual or semi-annual reports as are pertinent to the calculation of BRI's sublicense royalties.

                                (4) CONSIDERATION

4.01 Stock Option. Inhibitex shall grant to BRI an option to purchase twenty eight thousand (28,000) shares of the common stock of Inhibitex (the Common Stock), representing approximately eight tenths of one percent (0.8%) of the Common Stock outstanding as of the date of this Agreement ("the BRI Option"). Inhibitex shall grant to Dr. Foster an option to purchase seven thousand (7,000) shares of Common Stock (the Foster Option), representing approximately 0.2% of the Common Stock outstanding as of the date of this Agreement. The BRI Option and the Foster Option (together the Options) shall be exercisable at an exercise price of $0.15 per share for a period of ten (10) years following the date of the grant; provided, however, that the Options shall become exercisable at the rate of twenty-five percent (25%) of the shares per year on the date of the mailing of the completed annual report for the performance period for each of the first four years after the date of the grant. In consideration of the Foster Option, Dr. Foster will execute a Consulting Agreement with Inhibitex Within thirty
         (30) days of the signing of this Exclusive License Agreement.

4.02 Royalties. Inhibitex shall pay to BRI royalties on NET SALES of LICENSED PRODUCTS, as specified in Attachment A. Inhibitex will pay a [ *** ] royalty on net sales for products sold in territories where there is an issued patent having claims covering technology used in the product sold. If Inhibitex funds at least two full Performance Periods, and if a royalty is payable to a second entity for these product sales, the royalty to BRI will be reduced to [ *** ]. If a second third party royalty is required to commercialize the product, the royalty to BRI will be reduced to [ *** ]. In no case shall the royalty payable to BRI fall below [ *** ] for sales in territories where there is an issued patent having claims covering technology used in the sales. If Inhibitex funds less than two Performance Periods, the royalty paid under the provision for a second royalty payment shall be raised from [ *** ] to [ *** ]%.

4.03 Sublicense Royalties INHIBITEX shall pay to BRI the royalty set forth in Attachment A on NET SALES by a sublicensee of LICENSED PRODUCTS pursuant to a sublicense under the LICENSED PATENTS., The rate shall be

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

         decreased as provided in section 4.02 above in the event third party licenses are required.

                                (5) DUE DILIGENCE

5.01 INHIBITEX shall use commercially reasonable efforts to bring one or more LICENSED PRODUCTS to market directly or through sublicensees.

                            (6) PAYMENTS AND REPORTS

6.01 When payments are due. Payments shall be made semi-annually. Payments shall be made to BRI not later than sixty (60) days after the last day of June and December of each semi-annual period in which NET SALES or Sublicense Royalties pertaining to the LICENSED TECHNOLOGY were received by INHIBITEX.

6.02 Payment reports. With each semi-annual payment, INHIBITEX shall provide information sufficient to allow BRI to calculate the payment due. This information shall include, at a minimum, sublicensee reports and deductions permitted under this Agreement and payment due. No semi-annual reports are due until revenues are earned from sublicenses.

6.03 Payments in Dollars. All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to BRI, or to the account of BRI at such other bank as BRI may from time to time designate by notice to Inhibitex. All currency conversion rates will be calculated at the reported conversion rate in The Wall Street Journal on the first day of the month in which the payment is due.

6.04 Inspection of books and records. At its own expense, BRI may annually inspect INHIBITEX'S books and records as needed to determine royalties and sublicense fees payable. INHIBITEX shall maintain such books and records for at least three (3) years following the dates of the underlying transactions. Any such inspections shall be in confidence and conducted during ordinary business hours, and BRI will provide INHIBITEX prior notice of two (2) weeks before making such inspections. BRI may employ a Certified Public Accountant for this purpose; if it does so, and if the sum of all royalty and sublicense royalty

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

         payments for the preceding two (2) semi-annual periods is determined to be less than the royalty and sublicense fee payments due BRI by ten percent (10%) or more, then INHIBITEX shall pay the documented expenses of the accountant.

6.05 Interest charges. Overdue payments shall bear interest until payment at a per annum rate two per cent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose BRI from exercising any other rights it may have as a consequence of the lateness of any payment.

                        (7) INTELLECTUAL PROPERTY RIGHTS

7.01 Definition of Intellectual Property. "Intellectual Property" shall include research results and any works, inventions, improvements, formulae, processes, techniques, biological materials, compositions of matter, pharmaceutical compositions, know-how, data, trade secrets, computer data, and other innovations and proprietary information and materials (whether patentable or not) made, conceived, reduced to practice, or learned by Trinity College, or in particular, the Principal Investigator (Dr. Timothy Foster) and/or his Researchers (those employees or graduate students selected by BRI to act in cooperation with the Principal Investigator), during the term of the Research and Development Agreement executed on February 22, 1996, and extensions thereof; or the Cooperative Research and Development Agreement executed at the time this Exclusive License is executed, and extensions thereof; either alone or in conjunction with others, including employees or other agents of Inhibitex, for example, the employees or other agents of Texas A&M University. The fact that BRI may receive funding for the intellectual property from sources other than Inhibitex shall not affect Inhibitex's rights under this Agreement with respect to the Intellectual Property.

7.02 Ownership of Intellectual Property. All Intellectual Property invented solely by persons at Trinity College Dublin and/or BRI, including the Principal Investigator and/or Researchers shall be owned jointly by Trinity College Dublin and BRI pursuant to a collateral agreement between Trinity College Dublin, BRI and the inventors which appoint BRI as exclusive agent for the commercialization of the Intellectual Property. This collateral agreement and ownership of the Intellectual Property shall be subject to Inhibitex's exclusive licensing rights set forth in Section 2 hereof. The rights to all Intellectual Property invented by the Principal Investigator and/or Researchers in conjunction with others, including employees or other agents of Inhibitex shall be assigned to Trinity College Dublin and BRI pursuant to the collateral agreement in the case of the Principal Investigator and/or researchers, and as required by the employment agreement of each individual inventor in the case of other inventors.

7.03 Protection of Intellectual Property by BRI and Inhibitex. BRI will promptly notify Inhibitex in writing of any relevant Intellectual Property invented solely by persons at Trinity College Dublin and/or BRI including the Principal Investigator and/or Researchers and any relevant Intellectual Property owned jointly by Trinity College Dublin and BRI or owned jointly by BRI and another. Inhibitex shall be entitled to review such Intellectual Property for patentability or other proprietary protection. If Inhibitex requests a patent application, copyright registration or other form of protection for such Intellectual Property, Inhibitex shall promptly take action to have prepared, filed, and prosecuted such U.S. and foreign application(s) or other appropriate filing. Inhibitex shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of U.S. and foreign application(s) requested by Inhibitex and directed to said Intellectual Property. Inhibitex and BRI shall cooperate to assure that such application(s) will cover, to the best of Inhibitex's and BRI's knowledge, all items of commercial interest and importance. While Inhibitex shall be responsible for making decisions regarding scope and content of application(s) to be filed and the prosecution thereof, BRI shall be given an opportunity to review all substantive documents filed with patent offices prior to filing and will be allowed to add and amend claims, and revise text. Inhibitex shall keep BRI advised as to all developments with respect to such application(s) and shall promptly supply to BRI copies of all papers received and filed in connection with the prosecution thereof in sufficient time for BRI to comment thereon. Further, Inhibitex shall promptly notify BRI in writing of any matter which has been patented under this Paragraph.

7.04 Protection of Intellectual Property by BRI. If Inhibitex elects not to provide financial support for or to discontinue the financial support of the prosecution or maintenance of the protection of any Intellectual Property owned solely by BRI, BRI shall be free to file or continue prosecution or maintain any such patents or application(s), and to maintain any protection issuing thereon in the U.S. and any other country at BRI's sole expense. Inhibitex shall notify BRI in sufficient time for BRI to act upon any such patents or applications Inhibitex is abandoning. If Inhibitex makes such an election, Inhibitex forfeits its rights pursuant to this Exclusive License Agreement within the territory(ies) for which Inhibitex elects not to provide financial support for the prosecution or protection of the specific Intellectual Property owned by BRI.

7.05 BRI shall provide, free of charge, to INHIBITEX any scientific data and results, including but not limited to animal test data, obtained by BRI in using and validating the LICENSED TECHNOLOGY.

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7.06     Certain Notices. BRI shall notify Inhibitex of each notice pertaining to any patent included within the Patent Rights which BRI receives as patent owner, including, but not limited to those pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA"). Such notices shall be given promptly, but in any event within ten (10) days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable.

Authorizations Relating to Patent Term Extension. BRI hereby authorizes
         Inhibitex (i) to include in any NDA for a Licensed Product, as Inhibitex may deem appropriate under the Act, a list of patents included within the Patent Rights that relate to such Licensed Product and such other information as Inhibitex in its reasonable discretion believes is appropriate to be filed pursuant to the Act; (ii) to commence suit for any infringement of Patent Rights under Section 271(e) (2) of Title 35 of the United States Code occasioned by the submission by a third party of an ANDA or an NDA for a Licensed Product pursuant to Sections 101 or 103 of the Act; and (iii) in consultation with BRI, to exercise any rights that may be exercisable by BRI as patent owner under the Act to apply for an extension of the term of any patent included within the Patent Rights, as Inhibitex in its discretion deems appropriate. In the event that applicable law in any other country of the world hereafter provides for the extension of the term of any patent included in the Patent Rights in such country, upon request by Inhibitex, BRI shall use its best efforts to obtain such extension or, in lieu thereof, shall authorize Inhibitex or, if requested by Inhibitex, its sublicensee to apply for such extension, in consultation with BRI. BRI agrees to cooperate with Inhibitex or its sublicensee, as applicable, in the exercise of the authorization granted herein and will execute such documents and take such additional action as Inhibitex may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a proper party in any suit for infringement brought by Inhibitex.

                       (8) OBLIGATIONS OF CONFIDENTIALITY

8.01 Definition of Confidential Information. The term "Confidential Information" shall refer to any information, technical data, trade secrets, or know-how, whether written or oral, including but not limited to that which relates to research, data, products, services, customers, markets, business information, laboratory data, inventions, processes, patent applications, computer information, conceptions, reductions to practice, experiments, documents, or notebooks, in any form emanating, directly or indirectly, from Inhibitex (provided such item is marked or

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         otherwise identified as confidential by Inhibitex) or that is generated by BRI and/or Trinity College Dublin during the performance of research under this Agreement and shall include any compilation of otherwise public information in a form not publicly known.

8.02 Exclusions from Confidential Information. It is understood that the term "Confidential Information" does not include information which:

                  (a)      is publicly known at the times of disclosure;

                  (b) after disclosure by Inhibitex or generation under this Agreement, becomes publicly known other than through a breach of this Agreement;

                           (c) BRI can show by written records was known to it,
                  other than under obligation of confidentiality or restricted use, prior to disclosure by Inhibitex or prior to performance of this Agreement;

                           (d) can be shown, by written records kept in the
                  ordinary course of business by BRI, was developed independently by members or students of BRI who were not aware of the content of information disclosed by Inhibitex or generated under this Agreement; and/or

                  (f) can be shown was made available by a third party who had a right to do so and has not imposed any obligation of confidentiality or restricted use in respect hereof.

8.02 Non-Disclosure Obligations. BRI acknowledges that Inhibitex has a proprietary interest in maintaining the confidentiality of the Confidential Information and agrees that, both during and after the termination of this Agreement, it will not disclose the Confidential Information to any third party and will not use the Confidential Information except for the purpose of the Research Work.

8.03 BRI Representatives Confidentiality Obligations. BRI will inform the Principal Investigator, Researcher(s), and any other of its members, staff, employees or students involved with the Research Work of the obligation of confidentiality and will require them to use all reasonable efforts to maintain the confidentiality of the Confidential Information both during and after the termination of this Agreement.

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                                 (9) TERMINATION

9.01 Term. The term of this Agreement shall be for the life of the last to expire of the patents and patent applications and any modifications, extensions, or reissues thereof.

9.02 Termination by INHIBITEX. INHIBITEX may terminate this Agreement in the whole or as to any particular patent or patent application by providing written notice to BRI at least ninety (90) days before the termination is to take effect. From and after the effective date of a termination under this Paragraph with respect to a particular patent application or patent, such patent application and patent in the particular country shall cease to be within the LICENSED PATENTS for all purposes of this LICENSE AGREEMENT.

9.03 Termination by BRI. If INHIBITEX defaults in making payments under this Agreement, fails to achieve due diligence requirements as specified in
         Article 5, or otherwise materially breaches this Agreement, BRI shall give INHIBITEX written notice of the breach. INHIBITEX shall have a period of ninety (90) days from receipt of the notice to cure the breach. If INHIBITEX does not cure the breach within this period, BRI may terminate this Agreement; provided that INHIBITEX disputes such breach within such ninety (90) day period, this Agreement shall not be terminated unless it has been finally determined by a court of competent jurisdiction or by Arbitration as provided in Section 13.10, at INHIBITEX's option, that this Agreement was materially breached, and INHIBITEX fails to cure such breach within ninety (90) days after such court's or arbitrator's determination.

9.04 INHIBITEX's financial condition. If INHIBITEX: (a) ceases to carry on its business, or (b) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then BRI may terminate this Agreement without prejudice to any other remedy to which BRI may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to INHIBITEX.

9.05 Mutual Agreement. It is understood that this Agreement may be terminated at any time by mutual agreement of INHIBITEX and BRI.

9.06 Other matters surviving termination. All accrued obligations and claims, including royalty and sublicense royalty obligations and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement.

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                      (10) ENFORCEMENT OF LICENSED PATENTS

10.01 Notice of Infringement. INHIBITEX and BRI shall promptly notify one another in writing of any evidence of potential or suspected infringement of LICENSED PATENTS. Within thirty (30) days after receipt of such notice, INHIBITEX and SRI shall meet and formulate a strategy for resolving the potential or suspected infringement.

10.02 Action by INHIBITEX. INHIBITEX may choose to pursue legal action to redress the infringement at its own expense. BRI hereby grants that INHIBITEX may include BRI as a party plaintiff in any suit, without expense to BRI. INHIBITEX shall indemnify BRI against any order for costs that may be made against BRI in such proceedings.

10.02 Action by BRI. Should INHIBITEX choose not to pursue legal action to redress the infringement, BRI may do so at its own expense. INHIBITEX shall notify BRI in a timely manner if INHIBITEX chooses not to pursue legal action to redress the infringement.

10.03 Monetary Recovery. Any monetary recovery for an infringement suit brought by INHIBITEX shall belong to INHIBITEX, except, however, that all legal fees and costs shall be paid first and BRI shall be reimbursed for out of pocket legal fees related to the action of INHIBITEX. Any monetary recovery for an infringement suit brought solely by BRI shall belong to BRI, except, however, that all legal fees and costs shall be paid first and INHIBITEX shall be reimbursed for out of pocket legal fees related to the action of BRI.

10.05 Cooperation. INHIBITEX and BRI shall cooperate in any legal process concerning filing, prosecution or alleged infringement of LICENSED PATENTS. Each party shall, to the fullest extent possible, make available its employees, records, information and the like as relevant to the legal process.

                                 (11) LIABILITY

11.01 Patent Infringement Indemnification. INHIBITEX shall at all times require sublicensees, during the term of this Agreement and thereafter, to indemnify, defend and hold harmless BRI, their regents, officers, employees, and affiliates,

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

         against any claim, proceeding, demand, liability, or expense (including legal expenses and reasonable attorney's fees) which relates to any action brought by a third party alleging infringement of a domestic or foreign patent as a result of the activities of sublicensee(s) under this Agreement; provided that the party to be indemnified gives INHIBITEX prompt notice of any claim, and provides INHIBITEX or its designee the sole right to defend and/or settle the same.

11.02 Product Liability and Indemnification. INHIBITEX shall at all times require its sublicensees during the term of this Agreement and thereafter, to indemnify, defend and hold harmless BRI, their agents, officers, employees, and affiliates, against any claim, proceeding, demand, liability, or expenses (including legal expenses and reasonable attorney's fees) which relates to injury to persons or property, or against any other claim proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of LICENSED PRODUCTS or arising from any obligation of sublicensee(s) hereunder; provided that the party to be indemnified gives INHIBITEX prompt notice of any claim and provides INHIBITEX or its designee the sole right to defend and/or settle the same.

11.03 Representation. BRI represents that it owns and has title to the LICENSED PATENTS and has the full right and power to grant the exclusive license set forth in paragraph 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. BRI further warrants that, as of the EFFECTIVE DATE, there are no existing or threatened actions, suits or claims pending against BRI with respect to the LICENSED TECHNOLOGY or the LICENSED PATENTS, or the right of BRI to enter into and perform its obligations under this Agreement; and the LICENSED TECHNOLOGY includes all inventions of BRI as of the EFFECTIVE DATE. BRI MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES BRI ASSUME ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF LICENSED PATENTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO INHIBITEX'S ACTIVITIES UNDER THIS AGREEMENT.

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                                  (12) NOTICES

12.01 Notices. Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified First Class mail, postage prepaid, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

         1.       If to INHIBITEX:

                  Dr. William D. Johnston
                  Inhibitex, Inc.
                  8995 Westside Parkway
                  Alpharetta, GA
                  Telephone: (678) 336 2600
                  Fax: (678) 336 2626

         2.       If to BRI:
                  Dr. Margaret J. Woods
                  BioResearch Ireland
                  National Pharmaceutical Biotechnology Centre
                  O'Reilly Institute
                  Trinity College
                  Dublin 2, Ireland

                  Telephone 353-1-6082153/2159
                  Telefax 353 -1-6715198

                          (13) MISCELLANEOUS PROVISIONS

13.01 Non-Use of Names. INHIBITEX shall not use the name of BRI nor of any of its employees or components, nor any adaptation thereof, in any product advertising or sales literature without the prior written consent obtained from BRI in each case, except that INHIBITEX may state, that it is licensed by BRI under one or more of the patents and/or applications comprising the LICENSED PATENTS. INHIBITEX shall not use the name of Dr. Foster or his employer, nor any adaptation thereof, in any product advertising or sales literature without the prior written consent obtained from Dr. Foster or his employer in each case.

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

13.02 Assignment of this Agreement. This Agreement, with the rights and privileges it creates, is assignable only with the written consent of both parties; provided that either party may assign this Agreement without such consent to an assignee of substantially all of the business or assets of such party.

13.03 Force majeure. Each party shall be excused from any breach of this Agreement which is proximately caused by government regulation, war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

13.04 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER.

13.05 Execution and modification. This Agreement will become binding only when signed by both parties. It may be modified or amended by a written agreement between the parties.

13.06 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the LICENSED TECHNOLOGY and supersedes all other written and oral agreements between the parties with respect to the LICENSED TECHNOLOGY, including the first License Agreement between Forbairt (trading as BioResearch Ireland) (now known as Enterprise Ireland,trading as BioResearch Ireland and INHIBITEX executed in March 1996. This Agreement is to be interpreted in conjunction with, and consistent with the 1999 Cooperative Research and Development Agreement between BRI and Inhibitex ..

13.07 Headings. Headings appear solely for convenience of reference. Such headings are not part of this Agreement and shall not be used to construe it.

13.08 Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.09 Governing Law. This Agreement shall be governed by the laws of the state of Georgia and the country of the United States.

13.10 Dispute Resolution. The Parties will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between or among the parties. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement and appropriate license terms and royalties, which have not been resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration in Atlanta, Georgia, under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable. BRI shall choose one arbitrator, Inhibitex shall choose one arbitrator, and the two arbitrators together will choose a third arbitrator. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Georgia or in the United States District Court for the Northern District of Georgia, to whose jurisdiction for such purposes BRI and Inhibitex each hereby irrevocably consents and submits.

IN WITNESS WHEREOF, the parties have caused this Agreement to become effective as of the date last executed below by a signatory to this Agreement,

Enterprise Ireland (trading as BioResearch Ireland)

    /s/ James Ryan
----------------------------------
Dr. Jim Ryan
Title: Director
Date: 8 April 1999

Inhibitex, Inc

    /s/ Joseph M. Patti
----------------------------------
Joseph M. Patti, Ph.D.
Vice President Preclinical Development
Chief Scientific Officer
Date: 4-5-99

                                  Attachment A

                                BRI Compensation

Number of separate licenses
required by Inhibitex to                      Royalty paid for BRI's
commercialize a Product                       licensed technology in a
produced by                                   product produced by
Inhibitex or by a sublicensee.                Inhibitex or a sublicensee (%)
------------------------------                ------------------------------
1 license                                                [ *** ]
2 licenses                                               [ *** ]
3 or more licenses                                       [ *** ]

                                  Attachment B

                         Current Licensed Patent Filings

         1. The S. aureus Fibrinogen Binding Protein Gene, filed 8/22/94 U.S. 08/293,728.

         2. Fibrinogen Binding Proteins from S. aureus, filed 11/26/97 U.S. 60/066,815.

         3. Extracellular Matrix Binding Proteins from S. aureus, filed 8/31/98 U.S. 60/098,427; filed 11/25/98 U.S. 09/200,650 and filed 11/25/98 as
         PCT/US98/25246.

         4. Multicomponent Vaccines, filed 8/31/98 U.S. 60/098,439.

         5. Polypeptides and Polynucleotides from Coagulase-Negative Staphylococci, filed 8/31/98 U.S. 60/098,443.

         6. Staphylococcal Adhesions for Donor Select and Donor Stimulation Immunization Strategies, filed 8/31/98 U.S. 60/098,449.